$992.820MM  Mercedes-Benz Auto Receivables Trust 2010-1

Jt-Leads: C/BARC                                                                Co-Mgrs: HSBC/RBS

CLASS	SIZE MM	WAL	M/S&P	WINDOW	EXPECTED	LEGAL**	SPREAD	COUPON	DOLLAR PX
A-1	280.0	0.33	P-1/A-1+	1-7	12/15/10	05/13/11	-3	0.30912	100.00000
A-2	220.0	0.99	Aaa/AAA	7-15	08/15/11	08/15/12	+13	0.70	99.99314
A-3	425.0	2.15	Aaa/AAA	15-38	07/15/13	08/15/14	+15	1.42	99.98075
A-4	67.82	3.31	Aaa/AAA	38-39	08/15/13	08/15/16	+20	2.14	99.99153

** In the event the Class A-1 notes remain outstanding, the May 2011 Distribution Date for the purposes of paying interest on and making the final payment of principal of the Class A-1 notes will be May 13, 2011.

BBERG TICKER: MBART 2010-1
BILL & DELIVER: CITI
ERISA ELIGIBLE: Yes
EXPECTED PRICING: Priced
EXPECTED SETTLE: APRIL 21, 2010
FIRST PAY: JUNE  15, 2010
OFFERING TYPE: SEC REGISTERED
NETROADSHOW: www.netroadshow.com   Entry Code: MBART2010

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (877) 858-5407.